Exhibit 99.2

       CHERRY CORPORATION COMPLETES SALE OF ITS SEMICONDUCTOR SUBSIDIARY

WAUKEGAN, Ill., April 3 /PRNewswire/ -- The Cherry Corporation (Nasdaq: CHER - news) today announced that it has closed the sale of its subsidiary, Cherry Semiconductor Corporation, to Semiconductor Components Industries, LLC, a subsidiary of SCG Holding Corporation, which does business under the trade name, ON Semiconductor(TM).

The Cherry Corporation manufactures proprietary and custom electrical switches, sensors, electronic keyboards and controls for the worldwide automotive, computer, and consumer and commercial markets. The company has seven wholly owned subsidiaries in the United States, Germany, England, France, Australia, Czech Republic, Mexico and Hong Kong. Cherry also has 50-50 joint ventures in Japan, Hirose Cherry Precision Company Limited, and in India, TVS Cherry Limited. Additional information is available on the company's website at http://www.cherrycorp.com .